UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2024

MITESCO, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-53601	87-0496850
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

505 Beachland Blvd., Suite 1377 Vero Beach, Florida 32963
(Address of principal executive offices) (Zip Code)

(844) 383-8689

(Registrant's telephone number, including area code)

18202 Minnetonka Blvd., Suite 100 Deephaven, MN 55391

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Since late July 2023 the Company’s common stock has been trading on the OTC Expert Market instead of the traditional OTC Quote system. This change came as a result of late SEC filings creating non-compliance with certain standards. Since the move to the OTC Expert Market trading volume and prices have been a fraction of the historical results for the Company’s common stock.

The Company has issued and outstanding Series X Preferred stock which is paid a dividend of 10% per annum, to be paid monthly in either cash or through the issuance of restricted common stock with the price per share to be used in computing the number of shares to be issued based on the real and actual closing price on a date certain each month. Since its inception the dividends have been paid solely in restricted common stock, and it is anticipated that this policy will continue.

Because of the substantially lower price realized on the OTC Expert Market the holders of the Series X Preferred shares have modified their policy on pricing of the restricted common stock used for the dividend payments. Until further notice the number of dividend shares will be determined using a price per share of $.80 in computing the number of shares to be issued. This represents a 20% discount to the average closing price immediately before the trading of the common stock was moved onto the OTC Expert Market.

This change was approved by a unanimous vote of the holders of the Series X Preferred shares as of January 17, 2024.

The Certificate of Designation for the Series X Preferred stock (as previously filed in Delaware, and recently converted to Nevada with the same terms) can be viewed here: https://www.sec.gov/Archives/edgar/data/802257/000118518520000019/ex_168535.htm

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 18, 2024	MITESCO, INC.

	By:	/s/ Mack Leath
Mack Leath
Chairman and CEO